Exhibit (m)

AD112 SPVUL ILLUSTRATION SAMPLE CALCULATION

Illustrated contract owner:

Female Issue Age 60 Nonsmoker Risk Class, $10,000 Single Premium, 100% Allocated to the Separate Account, Face Amount $10,000, Initial Death Benefit Amount: $23,700. No policy loans or partial withdrawals have been assumed.

Current Cost of Insurance Rates and Charges

Hypothetical Gross Annual Investment Return = 10.00%.

Assumed Asset Charges* = 0.92%

POLICY VALUE

Policy Value = [Beginning Policy Value + Net Premium – Monthly Deduction] x Net Investment Factor

Derivation of Annual Separate Account Rate of Return from Gross Rate of Return

Net Separate Account Rate of Return = 8.99% =

[(1 + Gross Separate Account Rate of Return) ^ (1/365) – (Assumed Asset Charge*/365)]^ 365 – 1

[(1 + 10.00%) ^ (1/365) – (0.92% / 365)] ^ 365 – 1

*Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contract owner’s allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

How the Periodic Deduction or Cost of Insurance and Other Contract Charges are made

Net Premium = Gross Premium

Monthly Deduction = COI Deduction + Asset-Based Administrative Charge + Premium Expense Charge + Mortality & Expense Risk Charge

For example, on the fourth policy anniversary (at the beginning of the fifth policy year) for a Female, Nonsmoker, Issue Age 60:

Net Premium = $10,000

Policy Value = End of year 4 Policy Value + Net Premium Received = $12,500.62 + 0 = $12,500.62

COI Deduction = Policy Value x Monthly COI Rate

The current Monthly COI Rate is 0.02497%

COI Deduction = $12,500.62 x 0.02497% = $3.12

Asset-Based Administrative Charge = (Policy Value - COI deduction) x 0.18559%

Asset-Based Administrative Charge = ($12,500.62 - $3.12) x 0.18559% = $23.19

Premium Expense Charge = Adjusted Total Premium x 0.00000%

The Adjusted Total Premium is defined to be an amount equal to the initial single premium plus any Underwritten Increase(s) minus any partial surrenders and applicable surrender charges that are in excess of Policy Gain.

Adjusted Total Premium = $10,000

Premium Expense Charge = $10,000 x 0.00000% = $0.00

Mortality & Expense Risk Charge = Policy Value allocated to the Separate Account x 0.04157%

Mortality & Expense Risk Charge = $12,500.62 x 0.04157% = $5.20

The Monthly Deduction, year 5 month 1 = $3.12 + $23.19 + $0.00 + $5.20 = $31.51

Net Investment Factor

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

(1)    Is the sum of:

a)	the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

b)	the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

(2)	Is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 8.99% net annual effective rate of return:

Monthly Net Investment Factor (Hypothetical) = (1 + 8.99%) ^ (1/12)

For the end of month 1, Policy year 5:

Net Investment Factor = (1.0899) ^ (1/12) = 1.0071996

The following is a detailed representation of the interim policy value calculations during Policy Year 5:

Policy Month	Beginning Policy Value	Net Premium	Value After Premium	COI Charge	Asset-Based Administrative Charge	Premium Expense	Mortality & Expense Risk Charge	Total Monthly Deduction	Value After Deduction	Monthly Net Investment Factor
1	12,500.62	0.00	12,500.62	3.12	23.19	0.00	5.20	31.51	12,469.11	1.0071996
2	12,558.88	0.00	12,558.88	3.14	23.30	0.00	5.22	31.66	12,527.22	1.0071996
3	12,617.41	0.00	12,617.41	3.15	23.41	0.00	5.25	31.81	12,585.60	1.0071996
4	12,676.22	0.00	12,676.22	3.17	23.52	0.00	5.27	31.96	12,644.26	1.0071996
5	12,735.29	0.00	12,735.29	3.18	23.63	0.00	5.29	32.10	12,703.19	1.0071996
6	12,794.65	0.00	12,794.65	3.19	23.74	0.00	5.32	32.25	12,762.40	1.0071996
7	12,854.28	0.00	12,854.28	3.21	23.85	0.00	5.34	32.40	12,821.88	1.0071996
8	12,914.20	0.00	12,914.20	3.22	23.96	0.00	5.37	32.55	12,881.65	1.0071996
9	12,974.39	0.00	12,974.39	3.24	24.07	0.00	5.39	32.70	12,941.69	1.0071996
10	13,034.86	0.00	13,034.86	3.25	24.19	0.00	5.42	32.86	13,002.00	1.0071996
11	13,095.61	0.00	13,095.61	3.27	24.30	0.00	5.44	33.01	13,062.60	1.0071996
12	13,156.65	0.00	13,156.65	3.29	24.41	0.00	5.47	33.17	13,123.48	1.0071996

SURRENDER VALUE

Surrender Charges are calculated as:

(Cash Value – Surrender Charge Free Window) x (Surrender Charge Percentage)

The Surrender Charge Free Window is the greater of:

•	10% of the Policy Value (minus any partial withdrawals already taken in the policy year)

= 10% x ($13,217.96 - $0) = $1,321.80

•	100% of the gain in the policy (Year 5) = $13,217.96 – $10,000 = $3,217.96

The Surrender Charge Percentage the illustrated contract owner in Policy Year 5 is 5.0%

Surrender Charge = (13,217.96 – 3,217.96) x (5.0%) = $500

Surrender Value = Policy Value – Surrender Charge

Surrender Value, End of Year 5 = 13,217.96 – 500.00 = $12,717.96

DEATH BENEFITS

The death benefit equals the greater of:

•	The death benefit guarantee, or

•	The percentage of the policy value shown in the Compliance with Federal Laws Provision.

For the illustrated contract owner in Policy Year 5, the percentage of the policy value in the Compliance with Federal Laws Provision is 212%

Death Benefit, end of year 5 = the greater of

•	Face Amount = $10,000, or

•	212% x Policy Value = 2.12 x 13,217.96 = $28,022.08

Death Benefit, end of year 5 = $28,022.08

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

Monthly Deduction

•	Asset-Based Administrative Charge is zero in years 11 and later

•	Premium Expense Charge is 2.0% on an annual basis in years 11 and later

Surrender Value

•	Surrender Charge Percentage varies by Policy Year

•	Surrender Charge Percentage is zero in years 10 and later

•	Surrender Charge Percentages for the illustrated contractowner in other contract years follow the schedule below:

Policy Year	Surrender Charge Percentage
1	7.5%
2	7.0%
3	6.5%
4	6.0%
5	5.0%
6	4.0%
7	3.0%
8	2.0%
9	1.0%
10+	0.0%

Death Benefit

•	Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.